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                                                                  Exhibit 2.2


       SECTION 3:13 OF THE BY-LAWS OF ANGELICA CORPORATION, AS AMENDED
                           THROUGH AUGUST 30, 2006

         Section 3:13 The responsibilities of the lead independent director (the "Lead Director") will include:

         (a) the right as Lead Director only to call meetings of the Board of Directors;

         (b) the right as Lead Director only to call for and conduct executive sessions of the Board of Directors at which only outside, independent directors are permitted to be present, along with other persons invited to attend such sessions by the Lead Director or a majority of the outside, independent directors;

         (c) presiding at all meetings of the Board of Directors at which the Chairman of the Board of Directors ("Chairman") is not present,
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including executive sessions of the independent directors;

         (d) serving as liaison between the Chairman and the independent directors;

         (e) approving or adding materials sent to the Board of Directors that are initially prepared by or under the direction of the Chairman;

         (f) approving or adding meeting agendas for the Board of Directors that are initially prepared by the Chairman;

         (g) approving meeting schedules that are initially prepared by the Chairman in order to assure that there is sufficient time for discussion of all agenda items;

         (h) making recommendations to the Board of Directors regarding the structure of Board of Directors meetings;

         (i) recommending matters for consideration by the Board of Directors;

         (j) serving as an independent point of contact for shareholders wishing to communicate with the Board of Directors other than through the Chairman;

         (k) collaborating with the Chairman on recommending tasks to be assigned to the appropriate committees;

         (l) with the approval of the Corporate Governance and Nominating Committee, overseeing the annual evaluation of the Board of Directors and its committees; and

         (m) the right to engage legal, financial and other advisers to represent the outside, independent directors.